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                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 20, 2001, relating to the financial statements and financial highlights which appears in the May 31, 2001 Annual Report to Shareholders of Reserve Private Equity Series (comprising Reserve Blue Chip Growth Fund, Reserve Informed Investors Growth Fund, Reserve International Equity Fund, Reserve International Small-Cap Fund, Reserve Large-Cap Growth Fund, Reserve Small-Cap Growth Fund and Reserve Strategic Growth Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Investment Management, Distribution and Custodian Agreements - Custodian and Independent Accountants" in such Registration Statement.




     PricewaterhouseCoopers LLP

     New York, New York
     September 17, 2001